                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Sonic Foundry, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              Sonic Foundry, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

                              Sonic Foundry, Inc.
     -------------------------------------------------------------------------


     (4) Date Filed:

                                    1-27-99
     -------------------------------------------------------------------------

Notes:

                              SONIC FOUNDRY, INC.
                             754 Williamson Street
                           Madison, Wisconsin  53703


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held March 10, 1999


     The Annual Meeting of Stockholders of SONIC FOUNDRY, INC. will be held at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703 on March 10, 1999 at 2:00 p.m. for the following purposes:

1.   To elect one director to hold office for a term of five years.

2. To ratify adoption of the 1995 Stock Option Plan and the options granted thereunder.

3. To ratify adoption of the Non-Employee Directors Stock Option Plan and the options granted thereunder.

4. To ratify appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending September 30, 1999.

5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the common stock and the Series B 5% cumulative convertible preferred stock at the close of business on February 5, 1999 are entitled to notice of, and to vote at, this meeting or any adjournment or adjournments thereof.

                                    By Order of the Board of Directors,


                                    Kenneth A. Minor
                                    Assistant Secretary

Madison, Wisconsin
February 9, 1999

    -----------------------------------------------------------------------

If you cannot personally attend the meeting, it is earnestly requested that you promptly indicate your vote on the issues included on the enclosed proxy and date, sign and mail it in the enclosed self-addressed envelope, which requires no postage if mailed in the United States. Doing so will save the Company the expense of further mailings. If you sign and return your proxy card without marking choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of the Board of Directors.

    -----------------------------------------------------------------------

                              SONIC FOUNDRY, INC.
                             754 Williamson Street
                               Madison, WI 53703
                                                                February 9, 1999

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Sonic Foundry, Inc., a Maryland corporation (the "Company"). Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies FOR the election as a director of the nominee listed below for a term expiring in 2004; FOR the ratification of adoption of the 1995 Stock Option Plan and the options granted thereunder; FOR the ratification of adoption of the Non-Employee Directors' Stock Option Plan and the options granted thereunder; and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending September 30, 1999. In the event that a nominee for director becomes unavailable to serve, which management does not anticipate, the persons named in the proxy reserve full discretion to vote for any other person who may be nominated. Any stockholder giving a proxy may revoke the same at any time prior to the voting of such proxy. This Proxy Statement and the accompanying proxy are being mailed on or about February 9, 1999.

     Each stockholder of the Company will be entitled to one vote for each share of common stock and each share of Series B 5% cumulative convertible preferred stock, standing in his or her name on the books of the Company at the close of business on February 5, 1999. On that date, the Company had outstanding and entitled to vote 2,665,935 shares of common stock and 7,223,719 shares of Series B 5% cumulative convertible preferred stock.

                        PROPOSAL 1: ELECTION OF DIRECTOR

     Pursuant to the Company's Articles of Incorporation and By-Laws, as amended, the Board of Directors currently consists of five classes of directors. Each of the current directors was elected in December 1997 to one of these five classes. David C. Kleinman was elected to Class 1 with a term expiring at the current annual stockholders meeting; Arnold B. Pollard was elected to Class 2 with a term expiring at the annual stockholders meeting to be held in the year 2000; Frederick H. Kopko, Jr. was elected to Class 3 with a term expiring at the annual stockholders meeting to be held in the year 2001; Rimas Buinevicius was elected to Class 4 with a term expiring at the annual stockholders meeting to be held in the year 2002; and Monty R. Schmidt and Curtis J. Palmer were elected to Class 5 with terms expiring at the annual stockholders meeting to be held in the year 2003. Commencing with the current annual stockholders meeting and continuing thereafter, each newly elected director shall serve for a term ending at the fifth annual meeting of stockholders following such director's election.

Nominee for Director--Term Expires in 1999

DAVID C. KLEINMAN

     Mr. Kleinman, age 63, has been a director of the Company since December 1997 and has taught at the Graduate School of Business at the University of Chicago since 1971, where he is now Adjunct Professor of Strategic Management. Mr. Kleinman has been a director (trustee) of the Acorn Funds since

1972 (of which he is also chairman of the Audit Committee and a member of the Committee on the Investment Advisory Agreement), a director since 1984 of the Irex Corporation, a contractor and distributor of insulation materials (where he is chairman of the Governance Committee), a director since 1994 of Wisconsin Paper and Products Company, a jobber of paper and paper products, with operations in Milwaukee and Madison, a director since 1993 of Plymouth Tube Company, a manufacturer of metal tubing and metal extrusions (where he serves on the Audit Committee), a director since 1997 of FirstCom Corporation, a developer, builder and operator of telecommunications companies in Latin America (where he is chairman of the Audit Committee, chairman of the Compensation Committee and Chairman of the Nominating Committee), and a director of the Organics Management Company, an operator of organic waste processing facilities. From 1964 to 1971, Mr. Kleinman was a member of the finance staff of the Ford Motor Company. Mr. Kleinman received a B.S. in mathematical statistics and a Ph.D. in business from the University of Chicago.

     The election of the Class 1 Director requires the approval of a plurality of the votes cast by holders of the shares of the Company's common stock and the Company's Series B 5% Cumulative convertible preferred stock, voting together as a single class. Any shares not voted, whether by broker non-vote or otherwise, will have no impact on the outcome of the election.

     The Board of Directors unanimously recommends a vote FOR the election of Mr. Kleinman as Class 1 Director.


                         DIRECTORS CONTINUING IN OFFICE

ARNOLD B. POLLARD                             Term Expires in 2000

     Mr. Pollard, age 55, has been a director of the Company since December 1997 and a director of GKN Securities Corp. since August 1996. Since 1993, he has been the President and Chief Executive Officer of Chief Executive Group, which publishes "Chief Executive" magazine. For nearly 20 years, he has been President of Decision Associates, a management consulting firm specializing in organizational strategy and structure. Since 1996, Mr. Pollard has served as a director and a member of the compensation committee of Delta Financial Corp., a public company engaged in the business of home mortgage lending and the International Management Education Foundation, a non-profit educational organization. He also serves on the advisory board of Sequel Technology. From 1989 to 1991, Mr. Pollard served as Chairman and Chief Executive Officer of Biopool International, a biodiagnostic public company focusing on blood related testing; and previously served on the boards of Lillian Vernon Corp. and DEBE Systems Corp. From 1970 to 1973, Mr. Pollard served as adjunct professor at the Columbia Graduate School of Business. Mr. Pollard graduated from Cornell University (Tau Beta Pi), and holds a doctorate in Engineering-Economics Systems from Stanford University.


FREDERICK H. KOPKO, JR.                  Term Expires in 2001

     Mr. Kopko, age 42, has been the Secretary of the Company since April 1997 and a director of the Company since December 1995. Mr. Kopko is a partner of the law firm of McBreen, McBreen & Kopko, Chicago, Illinois, and has been a partner of that firm since January, 1990. Mr. Kopko practices in the area of corporate law. He has been a director of Butler International, Inc. since 1985 and a director of Mercury Air Group, Inc. since 1992. Mr. Kopko received a B.A. degree in economics from the University of Connecticut, a J.D. degree from Notre Dame Law School, and an M.B.A. degree from the University of Chicago.


RIMAS P. BUINEVICIUS                          Term Expires in 2002

     Mr. Buinevicius, age 35, has been the Chairman of the Board since October, 1997 and Chief Executive Officer since January, 1997. Mr. Buinevicius joined the Company in 1994 as General Manager and Director of Marketing. Prior to joining the Company, from 1991 to 1994, Mr. Buinevicius was employed by Alkar, Division of DEC International, in Lodi, Wisconsin, where he was responsible for project development and management of industrial control systems. From 1990 to 1991, Mr. Buinevicius was employed as a Senior Electrical Engineer with Arzco Medical Electronics in Vernon Hills, Illinois, where he was responsible for both hardware and software design of cardiac pacing equipment. Mr. Buinevicius has an M.B.A. degree from the University of Chicago; a Master's degree in Electrical Engineering from the University of Wisconsin, Madison; and a Bachelor's degree in Electrical Engineering from the Illinois Institute of Technology, Chicago.


MONTY R. SCHMIDT                              Term Expires in 2003

     Mr. Schmidt, age 34, has been President since March 1994 and a director of the Company since February 1994. From October 1991 to February 1994, Mr. Schmidt performed certain pre-incorporation services for the Company. From March 1991 to September 1991, Mr. Schmidt worked with Lunar Corporation, Madison, Wisconsin where he was involved in the design of ultrasonic bone densitometry equipment. From 1988 to 1991 Mr. Schmidt held a position as a design engineer, designing hardware and software for the Berg Company in Madison, Wisconsin. Mr. Schmidt has a B.S. degree in Electrical Engineering from the University of Wisconsin, Madison. Mr. Schmidt is a co-founder of the Company.

CURTIS J. PALMER                         Term Expires in 2003

     Mr. Palmer, age 29, has been the Chief Technology Officer since January 1997 and a director of the Company since February 1994. From June 1990 to January 1994, Mr. Palmer was employed by Microsoft as a Software Design Engineer in the Multimedia Technologies group, where he worked on the Windows 3.0 and 3.1 operating system support for multimedia applications. In 1990, Mr. Palmer held a position as a Software Development Support Engineer at Microsoft, where he was responsible for assisting third party Windows driver developers in their development of communications, network and sound drivers for Windows 3.0. Mr. Palmer studied software engineering at the Oregon Institute of Technology. Mr. Palmer is a co-founder of the Company.


                      MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors met three times during Fiscal 1998. The Board of Directors has three standing committees, the Audit Committee, the Executive Compensation Committee, and the Stock Option Committee. The Company does not have a nominating committee of the Board of Directors.

     The Audit Committee consists of Messrs. Kopko, Pollard and Kleinman. The functions of the Audit Committee are to review with the Company's independent public auditors the scope and adequacy of the audit to be performed by such independent public auditors; the accounting practices, procedures, and policies of the Company; and to review all related party transactions. The Committee met one time in Fiscal 1998.

     The Executive Compensation Committee consists of Messrs. Kopko, Pollard and Kleinman. The Committee makes recommendations to the Board with respect to salaries of employees and is responsible for determining the amount and allocation of any incentive bonuses among the employees. The Committee did not meet in Fiscal 1998.

     The Stock Option Committee, which was formed in January 1999, consists of Messrs. Pollard and Kleinman. The Committee is authorized to grant stock options under the Company's Non-qualified Stock Option Plan. The Committee did not meet in Fiscal 1998.

     Each member of the Board attended at least 75% of the appropriate board and committee meetings.

                             DIRECTORS COMPENSATION

     The directors of the Company, who are not also full-time employees of the Company, receive a fee of $1,500 for attendance at each meeting of the Board of Directors and $850 per Committee meeting attended. The cash compensation paid to the three non-employee directors combined in Fiscal 1998 was $16,050.

     The Company has granted to each Non-Employee Director, upon initial appointment to the Board of Directors, in the case of Messrs. Pollard and Kleinman, and on December 1, 1997, in the case of Mr. Kopko, a stock option to purchase 10,000 shares of Common Stock pursuant to the Directors' Stock Option Plan, at a price of $5.00 per share. In addition, on the date of the 1998 annual meeting and each subsequent annual meeting of the Company's stockholders, the Company will grant to each Non-Employee director who is then reelected or who is continuing as a member of the Board of Directors a stock option to purchase 10,000 shares of Common Stock. The exercise price of each stock option will be equal to the market price of Common Stock on the date the stock option is granted. Stock options issued under the Directors' Stock Option Plan generally will vest fully on the first anniversary of the date of grant and expire after five years. An aggregate of 90,000 shares are reserved for issuance under the Directors' Stock Option Plan.


                       EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company, who are appointed by the Board of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified.

     Rimas P. Buinevicius is the Chairman of the Board of Directors and Chief Executive Officer of the Company. (See "Directors Continuing in Office".)

     Monty R. Schmidt is the President and a director of the Company. (See "Directors Continuing in Office".)

     Curtis J. Palmer is the Chief Technology Officer and a director of the Company. (See "Directors Continuing in Office".)

     Kenneth A. Minor, age 36, has been the Chief Financial Officer of the Company since June 1997 and Assistant Secretary since December 1997. From September 1993 to April 1997, Mr. Minor was employed as Vice President and Treasurer for Fruehauf Trailer Corporation, a manufacturer and global distributor of truck trailers and related after market parts and service. From May 1988 to September 1993 he was employed as Assistant Treasurer and Controller for Autodie Corporation, an automotive stamping die company. From 1984 to 1987 Mr. Minor was employed with Deloitte Haskins & Sells as a staff accountant. Mr. Minor is a certified public accountant and has a B.B.A. degree in accounting from Western Michigan University.

     Roy G. Elkins, age 39, has been the Vice President of Sales and Marketing of the Company since February 1997. From April 1987 to January 1997, Mr. Elkins was employed with Ensoniq Corporation, a manufacturer of music and multimedia hardware located in Malvern, Pennsylvania. At Ensoniq, Mr. Elkins held various positions including Director of Training, Artist Relations, Video Services and Product Marketing. Other responsibilities included international and domestic dealer relations, product and project management, and other sales and marketing related activities.


                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock and the Series B Preferred Stock of the Company as of February 5, 1999, by (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock or the Series B Preferred Stock, (b) each of the Company's executive officers, directors and key employees, and (c) all executive officers, directors, and key employees of the Company as a group.

                                             Number of Shares
                                                of Class         Percent
Name of Beneficial Owner(1)                 Beneficially Owned  of Class
---------------------------                 ------------------  --------
Common Stock(2)
Rimas P. Buinevicius(3)                                572,326       9.0%
  754 Williamson Street
  Madison, WI 53703
Monty R. Schmidt(4)                                  1,491,511      23.4
  754 Williamson Street
  Madison, WI 53703
Curtis J. Palmer(4)                                  1,491,511      23.4
  754 Williamson Street
  Madison, WI 53703

Kenneth A. Minor(5)                                     10,000          *
  754 Williamson Street
  Madison, WI 53703
Roy G. Elkins(6)                                        22,500          *
  754 Williamson Street
  Madison, WI 53703
Frederick H. Kopko, Jr.(7)                              96,512        1.5
  20 North Wacker Drive
  Chicago, IL 60606
Arnold B. Pollard(8)                                    10,000          *
  733 Third Avenue
  New York, NY 10017
David C. Kleinman(8)                                    10,000          *
  1101 East 58/th/ Street
  Chicago, IL 60637                              -------------   ---------
All Executive Officers and Directors as a Group
  (8 persons)(9)                                     3,704,360      58.1%
                                                 =============   =========

Series B Preferred Stock(10)
Rimas P. Buinevicius
  754 Williamson Street
  Madison, WI 53703                                  1,124,651       15.6
Monty R. Schmidt
  754 Williamson Street
  Madison, WI 53703                                  2,963,022       41.0
Curtis J. Palmer
  754 Williamson Street
  Madison, WI 53703                                  2,963,022       41.0
Frederick H. Kopko
  20 North Wacker Drive
  Chicago, IL 60606                                    173,024        2.4
                                                 -------------   ---------
All Executive Officers and Directors as a group
  (4 persons)                                        7,223,719      100.0%
                                                 =============   =========

*less than 1%
(1) The Company believes that the persons named in the table above, based upon information furnished by such persons, have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.
(2) Beneficial ownership of the Common Stock is presented as if the shares of Series B Preferred Stock have been converted into shares of Common Stock.
(3) Consists of 562,326 shares of Common Stock issuable upon conversion of 1,124,651 shares of Series B Preferred Stock, and 10,000 shares of Common Stock subject to presently exercisable stock options.

(4) Consists of 1,481,511 shares of Common Stock issuable upon conversion of 2,963,022 shares of Series B Preferred Stock, and 10,000 shares of Common Stock subject to presently exercisable stock options.
(5) Consists of 10,000 shares of Common Stock issuable pursuant to presently exercisable stock options. Does not include 25,000 shares of Common Stock subject to stock options, 10,000 shares of which will become exercisable on each of June 1, 1999, and June 1, 2000, 1,667 shares of which will become exercisable on each of October 21, 1999 and October 21, 2000, and 1,666 shares of which will become exercisable on October 21, 2002.
(6) Consists of 22,500 shares of Common Stock issuable pursuant to presently exercisable stock options. Does not include 30,000 shares of Common Stock subject to stock options, 10,000 shares of which will become exercisable on each of February 1, 2000, and February 1, 2001, 3,333 shares of which will become exercisable on January 1, 2000 and January 1, 2001 and 3,334 shares of which will become exercisable on January 1, 2002.
(7) Consists of 86,512 shares of Common Stock issuable upon conversion of 173,024 shares of Series B Preferred Stock, and 10,000 shares of Common Stock subject to presently exercisable stock options.
(8)  Consists of 10,000 shares subject to presently exercisable stock options.
(9) Includes 92,500 shares of Common Stock issuable pursuant to presently exercisable stock options.
(10) Series B 5% Cumulative Convertible Preferred Stock ("Series B Preferred Stock") consists of 7,223,719 outstanding shares, convertible into 3,611,860 shares of Common Stock.


                           SUMMARY COMPENSATION TABLE

     The following table sets forth all the cash compensation paid by the Company during the year ended September 30, 1998 to the Company's Chief Executive Officer and all other executive officers.

                                                       Annual Compensation        Long Term
                                                       -------------------        Compensation
                                                                                  ------------
                                                                                   Awards of
                                                                        Other     Securities
                                                                       Annual     Underlying
                                                                      Compen-       Option         All Other
Name and Principal                                 Salary    Bonus     sation        /SARs       Compensation
     Position                             Year      ($)       ($)        ($)          (#)             ($)
     --------                             ----      ---       ---        ---          ---             ---
Rimas P. Buinevicius(1)                  1998      96,154      500      2,947(4)       10,000               -
    Chief Executive                      1997(3)   54,808        -          -               -               -
    Officer and                          1996      64,616   37,149          -               -               -
    Chairman

Monty R. Schmidt(2)                      1998      96,154      500          -          10,000               -
    President and                        1997(3)   54,808        -          -               -               -
    Director                             1996      64,616    6,462          -               -               -


Curtis J. Palmer                         1998      96,154      500          -          10,000               -
    Chief Technology                     1997(3)   54,808        -          -               -               -
    Officer and Director                 1996      64,616    6,462          -               -               -
Kenneth A. Minor                         1998     102,692      500          -          20,000          10,000(5)
    Chief Financial                      1997(3)   27,000        -          -          10,000           8,290(6)
    Officer and                          1996           -        -          -               -               -
    Assistant Secretary
Roy G. Elkins                            1998     109,384      500          -          20,000               -
    Vice President,                      1997(3)   53,942        -          -          20,000           5,805(6)
    Sales and Marketing                  1996           -        -          -               -               -

(1)  Mr. Buinevicius has been serving as Chief Executive Officer since
     January, 1997.
(2) Mr. Schmidt served as Chief Executive Officer from February 1994 (inception of the Company) until January 1997.
(3)  Represents nine months ended September 30, 1997.
(4) Consists of personal use of company vehicle included as portion of executive's taxable compensation.
(5) Consists of closing costs associated with the sale of a former residence reimbursed to Mr. Minor in 1998.
(6) Consists of moving and relocation costs reimbursed to Mr. Minor and Mr. Elkins in 1997.


Employment Agreements

     The Company has entered into employment agreements with Rimas Buinevicius, the Company's Chairman and Chief Executive Officer, Monty R. Schmidt, the Company's President, and Curtis Palmer, the Company's Chief Technology Officer. Each agreement continues in effect until January 1, 2001, unless earlier terminated pursuant to its terms. The salary of each of Messrs. Buinevicius, Schmidt and Palmer is $125,000 per year, subject to increase each year at the discretion of the Board of Directors. Messrs. Buinevicius, Schmidt, and Palmer are also entitled to incidental benefits of employment under the agreements. Each of the employment agreements provides that if (i) the Company breaches its duty under such employment agreement, (ii) the employee's status or responsibilities with the Company has been reduced, (iii) the Company fails to perform its obligations under such employment agreement, or (iv) after a Change in Control of the Company, the financial prospects of the Company have significantly declined, the employee may terminate his employment and receive all salary and bonus owed to him at that time, prorated, plus three times the highest annual salary and bonus paid to him in any of the three years immediately preceding the termination. If the employee becomes disabled, he may terminate his employment and receive all salary owed to him at that time, prorated, plus a lump sum equal to the highest annual salary and bonus paid to him in any of the three years immediately preceding the termination. Pursuant to the employment agreements, each of Messrs. Buinevicius, Schmidt and Palmer has agreed not to disclose the Company's confidential information and not to compete against the Company during the term of his employment agreement and for a period of two years thereafter. Such non-compete clauses may not be enforceable, or may only be partially enforceable, in state courts of relevant jurisdictions.

     A "Change in Control" is defined in the employment agreements to mean:
(i) a change in control of a nature that would have to be reported in the Company's proxy statement, ; (ii) the Company is merged or consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 75% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization; (iii) the Company sells all or substantially all of its business and/or assets to any other corporation or other legal person, less than 75% of the outstanding voting securities or other capital interests of which are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to or after such sale; (iv) any person (as the term "person" is used in Section 13(d) (3) or Section 14(d)
(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) had become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 25% or more of the issued and outstanding shares of voting securities of the Company; or (v) during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination or election by the Company's stockholders, of each new director of the Company was approved by a vote of at least two-thirds of such directors of the Company then still in office who were directors of the Company at the beginning of any such period.


                         OPTIONS GRANTED IN FISCAL 1998

                                                                                 Potential Realizable
                                                                                   Value at Assumed
                                                                                  Annual Rates Price
                                                                                    Appreciation or
                                                   Individual Grants                  Option Term
                                                   -----------------                  -----------
                             Number of
                            securities      % of Total
                            Underlying     Options/SARs   Exercise
                           Options/SARs     Granted to     or Base
                             Granted       Employees in     Price    Expiration
                                (#)        Fiscal Year     ($/Sh)       Date       5%($)      10%($)
                           ------------    -----------     ------       ----       -----      ------
Rimas P. Buinevicius           10,000           12          5.00      10/31/07     81,445     129,687
Monty R. Schmidt               10,000           12          5.00      10/31/07     81,445     129,687
Curtis J. Palmer               10,000           12          5.00      10/31/07     81,445     129,687
Kenneth A. Minor               20,000           25          5.00      02/01/07    162,289     259,374
Roy G. Elkins                  20,000           25          5.00      06/01/07    162,889     259,374

                      1998 FISCAL YEAR-END OPTION VALUES

                                                      Value of Unexercised
                          Number of Unexercised           In-the-Money
                         Options/SARs at Fiscal      Options/SARs at Fiscal
                               Year-End(#)                 Year-End($)
                               -----------                 -----------


                        Exercisable  Unexercisable  Exercisable  Unexercisable
                        -----------  -------------  -----------  -------------
Rimas P. Buinevicius              0         10,000            0          9,375
Monty R. Schmidt                  0         10,000            0          9,375
Curtis J. Palmer                  0         10,000            0          9,375
Kenneth A. Minor             10,000         20,000        9,375         18,750
Roy G. Elkins                10,000         30,000        9,375         28,125


     No shares were acquired on exercise of options by the named executive officers in Fiscal 1998.


                              CERTAIN TRANSACTIONS

     During Fiscal 1998, the Company paid the Chicago law firm of McBreen, McBreen & Kopko $196,441 as compensation for legal services rendered. Frederick
H. Kopko, Jr., a director and preferred stockholder of the Company, is a partner in McBreen, McBreen & Kopko. Pursuant to the Directors' Stock Option Plan, Mr. Kopko was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $5.00 per share on December 1, 1997.

     In June 1998, the disinterested members of the board of directors unanimously approved the issuance of Company guaranties of certain obligations of Monty Schmidt and Rimas Buinevicius. The guaranties were executed in June and July of 1998 to a bank in order to facilitate the purchase of personal residences by Mr. Schmidt and Mr. Buinevicius. The guarantees carry an aggregate maximum right of recovery of approximately $300,000.


                    PROPOSAL 2: PROPOSAL TO RATIFY ADOPTION
                         OF THE 1995 STOCK OPTION PLAN

     The Board of Directors recommends ratification of adoption of the Company's 1995 Stock Option Plan (the "Stock Option Plan").

     The purpose of the Stock Option Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain experienced and knowledgeable employees and to furnish additional incentives to those employees upon whose judgment, initiative and efforts the Company largely depends. 1,000,000 shares were subject to Options under the Plan. Since adoption of the Plan on January 1, 1995 and through September 30, 1998, the Company has granted options for 708,550 shares under the Plan and canceled 4,850 options, leaving a balance available of 296,300.

     A copy of the Plan is available upon request to the Secretary of the Company. The following is a summary of the Plan.


Summary of the 1995 Stock Option Plan

     Administration. The Stock Option Plan is administered by the Executive Compensation Committee. The Executive Compensation Committee has all powers and discretion necessary or appropriate to administer the Stock Option Plan and to control its operation, including, but not limited to, the power to (a) determine which employees shall be granted options, and the number and type of options to be granted (b) prescribe the terms and conditions of the options, (c) accelerate the exercisability of options, (d) interpret the Stock Option Plan and the options granted thereunder, (e) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Stock Option Plan by employees who are foreign nationals or employed outside of the United States,
(f) adopt rules for the administration, interpretation and application of the Stock Option Plan as are consistent therewith, and (g) interpret, amend or revoke any such rules.

     The Stock Option Plan provides that the Executive Compensation Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers thereunder to one or more directors or officers of the Company; provided, however, that unless otherwise determined by the Board, the Committee may not delegate its authority and powers in any way which would jeopardize the Plan's qualification under section 162(m) of the Internal Revenue Code (the "Code") or Rule 16b-3 promulgated under the Exchange Act. On January 4, 1998, the Executive Compensation Committee delegated all of its authority and power under the Plan to the Stock Option Committee.

     Eligibility. All individuals who, in the judgment of the Executive Compensation Committee, have made significant contributions to the Company (including directors and officers who are full or part-time employees of the Company, but excluding directors who are not employees of the Company), are eligible for participation under the Plan. Notwithstanding the above, incentive stock options may be granted only to persons who are employees of the Company on the date of grant.

     Type of Options. Either nonqualified stock options or incentive stock options may be issued under the Stock Option Plan.

     Options Exercise Price. Subject to the provisions set forth below, the Stock Option Plan provides that the exercise price for each option shall be determined by the Executive Compensation Committee in its sole discretion.

     Exercise Price of Nonqualified Stock Options. In the case of a nonqualified stock option, the exercise price shall be not less than one hundred percent (100%) of the fair market value of a share on the date of grant.

     Exercise Price of Incentive Stock Options. In the case of an incentive stock option, the exercise price shall be not less than one hundred percent (100%) of the fair market value of a share on the date of grant; provided, however, that if on the date of grant the optionee (together with persons whose stock ownership is attributed to the optionee pursuant to Section 424(d) of the
Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price shall be not less than one hundred and ten percent (110%) of the fair market value of a share on the date of grant.

     Exercise of Incentive Stock Options. The aggregate fair market value (determined on the date of grant) of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year is not to exceed $100,000.

     Expiration Dates. Under the Stock Option Plan, each option is to terminate no later than the first to occur of the following events:

     (a) The date for termination of the option set forth in a written option agreement; or

     (b)  The expiration of ten (10) years from the grant date; or

     (c) The expiration of three (3) months from the date of the employee's termination of service for a reason other than the employees death, disability or retirement; or

     (d) The expiration of one (1) year from the date of the employee's termination of service by reason of disability.

     Notwithstanding the above,

     (a) if an employee dies prior to the expiration of his or her options, the Executive Compensation Committee, in its discretion, may provide that his or her options shall be exercisable for up to one (1) year after the date of death, and

     (b) in the event incentive stock options are granted, (i) no such incentive stock options may be exercised more than three (3) months after the employee's termination of service for any reason other than disability or death, unless ((a)) the employee dies during such three-month period, and ((b)) the option agreement or the Executive Compensation Committee permits later exercise, and
(ii) no incentive stock option may be exercised after the expiration of ten (10) years from the date of grant; provided, however, that if the option is granted to an employee who, together with persons whose stock ownership is attributed to the employee pursuant to section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company, the option may not be exercised after the expiration of five (5) years from the date of grant.

     Committee Discretion. The Stock Option Plan provides that the Executive Compensation Committee, in its sole discretion, (a) shall provide in each option agreement when each option expires and becomes unexercisable, and (b) may, after an option is granted, subject to the provisions set forth above, extend the maximum term of the option.

     Payment. Upon the exercise of any option, the Stock Option Plan provides that the exercise price shall be payable to the Company in full in cash or its equivalent. However, the Executive Compensation Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired shares having an aggregate fair market value at the time of exercise equal to the exercise price, or (b) by any other means which the Executive Compensation Committee, in its sole discretion, determines to both provide legal consideration for the shares, and to be consistent with the purposes of the Stock Option Plan, including by execution and delivery of a promissory note.

     Restrictions on Share Transferability. The Executive Compensation Committee may impose such restrictions on any shares acquired pursuant to the exercise of an option as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which such shares are then listed or traded, or any blue sky or state securities laws.

     Grant of Reload Options. The Executive Compensation Committee may provide in an option agreement that an employee who exercises all or part of an option by payment of the exercise price with already-owned shares, shall be granted an additional option (a "Reload Option") for a number of shares of stock equal to the number of shares tendered to exercise the previously granted option plus, if the Executive Compensation Committee so determines, any shares withheld or delivered in satisfaction of any tax withholding requirements. As determined by the Executive Compensation Committee, each Reload Option shall have a grant date which is the date as of which the previously granted option is exercised.

     Indemnification. Under the Stock Option Plan, each person who is or has been a member of the Executive Compensation Committee, or of the Board of Directors, is entitled to be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Stock Option Plan or any option agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

     Transferability. No option granted under the Stock Option Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or by designation of a beneficiary to take effect upon the employees death. All rights with respect to an option granted to an employee shall be available during his or her lifetime only to the employees.

     Adjustments in Options and Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the shares of Common Stock, the Executive Compensation Committee will adjust the number and class of shares which may be delivered under the Stock Option Plan, the number, class, and price of shares subject to outstanding options under the Stock Option Plan, and the number of shares authorized for issuance under the Stock Option Plan, in such manner as the Executive Compensation Committee (in its sole discretion) will determine to be appropriate to prevent the dilution or diminution of such options.

     Withholding. Prior to the delivery of any shares or cash pursuant to an option, the Company may deduct or withhold, or require an optionee to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including such optionee's FICA obligation) required to be withheld with respect to such option (or exercise thereof).

     Amendment, Suspension, or Termination. The Board of Directors, in its sole discretion, may amend or terminate the Stock Option Plan, or any part thereof, at any time and for any reason. The amendment, suspension , or termination of the Stock Option Plan shall not, without the consent of the optionee in the Stock Option Plan, alter or impair any rights or obligations under any option theretofore granted to such optionee. No option may be granted during any period of suspension or after termination of the Stock Option Plan.

     Duration of the Stock Option Plan. The Stock Option Plan is to remain in effect until terminated. However, without stockholder approval, no incentive stock option can be granted under the Stock Option Plan after January 1, 2005.


Federal Income Tax Consequences
-------------------------------

     With respect to non-qualified stock options, generally an optionee does not realize taxable income, and the Company will not be allowed a deduction. However, the difference between the option price and the fair market value of the stock on the date the option is exercised will be taxable as ordinary income to the optionee and will be deductible by the Company as compensation on such date. Gain or loss on the subsequent sale of such stock will be eligible for capital gain or loss treatment by the optionee and will have no federal income tax consequences to the Company. Different rules may apply if an optionee, who is an officer, director or more than 10% stockholder, exercises options within six months of the grant date.

     With respect to incentive stock options, if the optionee does not make a disqualifying disposition of stock acquired on exercise of such options, no income for federal income tax purposes will result to such optionee upon the granting or exercise of the option (except that the amount by which the fair market value of the stock at the time of exercise exceeds the option price will be a tax preference item under the alternative minimum tax), and in the event of any sale thereafter, any amount realized in excess of his or her cost will be taxed as long-term capital gain and any loss sustained will be long-term capital loss. In such case, the Company will not be entitled to a deduction for federal income tax purposes in connection with the issuance or exercise of the option.
A disqualifying disposition will occur if the optionee makes a disposition of such shares within two years from the date of the granting of the option or within one year after the transfer of such shares to him or her. If a disqualifying disposition is made, the difference between the option price and the lesser of (i) the fair market value of the stock at the time the option is exercised or (ii) the amount realized upon disposition of the stock will be treated as ordinary income to the optionee at the time of disposition and will be allowed as a deduction to the Company.

     The described tax consequences are based on current laws, regulations and interpretations thereof, all of which are subject to change. In addition, the discussion is limited to federal income taxes and does not attempt to describe state and local tax effects that may accrue to participants or the Company.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE EMPLOYEE AND THE COMPANY WITH RESPECT TO THE SHARES PURCHASED UNDER THE STOCK OPTION PLAN. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN OPTIONEE'S DEATH OR THE INCOME TAX LAWS OF ANY STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.


Plan Benefits

     As described above, the selection of the employees of the Company who will receive grants under the Stock Option Plan was and is to be determined by the Executive Compensation Committee, or its delagee, in its sole discretion. Therefore, it is not possible to predict the amounts that will be received by particular employees. Reference is made to "Options Granted in Fiscal 1998" for a description of such options granted to the executive officers in Fiscal 1998. Also in Fiscal 1998, 11,000 options were granted to non-executive officers and employees, at an average exercise price of $5.60; such options will expire between December 1, 2007 and July 23, 2008. Prior to Fiscal 1998, (a) Mr. Minor was granted options to purchase 10,000 shares at $5.00; such options will expire on June 1, 2007; (b) Mr. Elkins was granted options to purchase 20,000 shares at $5.00; such options will expire on February 1, 2007; and (c) non-executive officers and employees as a group were granted options to purchase 597,550 shares at an average exercise price of $0.58; such options will expire between 2005 and 2007. No dollar value was assigned to these options because their exercise price was the fair market value of the underlying common stock on the date of grant.


General

     The Board of Directors believes that the granting of stock options is an effective way to allow the Company's officers and employees to participate in the growth and profitability of the Company. The Board of Directors further believes that the Plan is necessary in order to maintain and improve the Company's ability to attract and retain key personnel, and to serve as an incentive to such personnel to make extra efforts to contribute to the success of the Company's operations.

     The ratification of the Stock Option Plan requires the approval of a majority of the votes cast by holders of the shares of Common Stock and the Company's Series B 5% Cumulative Convertible Preferred Stock, voting together as a single class. Shares may be voted for or withheld from this matter. Shares that are withheld and broker non-votes will have no effect on this matter because ratification of the Stock Option Plan requires a majority of the shares cast.

     The Board of Directors unanimously recommends a vote FOR Proposal 2 ratifying adoption of the 1995 Stock Option Plan.


                 PROPOSAL 3: PROPOSAL TO RATIFY ADOPTION OF THE
                    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     The Board of Directors recommends ratification of adoption of the Company's Non-Employee Directors Stock Option Plan (the "Directors Stock Option Plan"). The Directors Stock Option Plan was adopted by the Board of Directors on December 1, 1997.

     The purpose of the Directors Stock Option Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain experienced and knowledgeable non-employee directors and to encourage them to acquire an increased proprietary interest in the Company. The Directors Stock Option Plan is administered by the Board of Directors. The Directors Stock Option Plan provides for a grant of options to each non-employee director in office on the date of adoption of the Directors Stock Option Plan, who is, to each non-employee director upon his initial appointment to the Board, and to each non-employee director who is reelected or who is continuing in offices as a member of the Board after the adjournment of each annual meeting. Each option is effective to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant.

     The text of the proposed Directors Stock Option Plan is available from the Secretary of the Company. The following is a summary of the Directors Stock Option Plan, as amended.

     Payment of the option exercise price may be in cash, by delivery of previously owned Common Stock, by any other legally permissible means acceptable to the Board at the time of the grant of the option (including a promissory note or cashless exercise, subject to applicable legal restrictions), or by a combination of such means.

     All options granted under the Directors Stock Option Plan are non-statutory -- not intended to qualify under Section 422 of the Code, as amended. The federal income tax consequences are similar to those described above with respect to the grant of a non-qualified stock option.

     If an optionee ceases to be a director before an option vests, the option is forfeited. Each option expires ten years from the date of its grant.
Options are not transferable during the lifetime of the optionee, except that an option may be transferable to members of the optionee's immediate family, to a partnership whose members are only the optionee and/or members of the optionee's immediate family, or to a trust for the benefit of only the optionee and/or members of the optionee's immediate family. Options that are forfeited or terminated will again be available for grant. Shares may be authorized but unissued, currently held or reacquired shares. The Board of Directors may amend, terminate or suspend the Plan at any time.

     Under the Directors Stock Option Plan, each of the three non-employee directors received options to purchase 10,000 shares of Common Stock in 1997 and will receive options to purchase an additional 10,000 shares of Common Stock on March 10, 1999. However, no dollar value is assigned to the options because their exercise price will be the fair market value of the common stock on the date of grant.

     The ratification of the Directors Stock Option Plan requires the approval of a majority of the votes cast by holders of the shares of Common Stock and the Company's Series B 5% Cumulative Preferred Stock, voting together as a single class. Shares may be voted for or withheld from this matter. Shares that are withheld and broker non-votes will have no effect on this matter because ratification of the Directors Stock Option Plan requires a majority of shares cast.

     The Board of Directors unanimously recommends a vote FOR Proposal 3, ratifying adoption of the Non-Employee Directors Stock Option Plan.


                    PROPOSAL 4: RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP as independent public auditors to audit the financial statements of the Company for the year ending September 30, 1999. In the event of a vote against approval, the Board will reconsider its selection, and in any event is entitled to change auditors at a later date. Ernst & Young LLP have been the auditors for the Company since the nine month period ended September 30, 1997.

Representatives of the firm are expected to be present at the annual meeting to respond to stockholders' questions and to have the opportunity to make any statements they consider appropriate.

     The ratification of the appointment of Ernst & Young LLP as independent public auditors requires the approval of a majority of the votes cast by holders of the shares of Common Stock and the Company's Series B 5% Cumulative Convertible Preferred Stock, voting together as a single class. Shares may be voted for or withheld from this matter. Shares that are withheld and broker non-votes will have no effect on this matter because ratification of the appointment of Ernst & Young LLP requires a majority of the shares cast.

     The Board of Directors unanimously recommends a vote for Proposal 4 ratifying the appointment of Ernst & Young LLP as independent public auditors for the Company.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on this review of the copies of such forms received by it, the Company believes that all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.


                             STOCKHOLDER PROPOSALS

     In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders for the year 2000, the proposal must be received by the Company no later than November 11, 1999.


                                 OTHER MATTERS

     The Board of Directors has at this time no knowledge of any matters to be brought before this year's Annual Meeting other than those referred to above. However, if any other matters properly come before this year's Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.


                                    GENERAL

     A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1998 is being mailed, together with this Proxy Statement, to each stockholder.

Additional copies of such Annual Report and of the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from the Company. The Company has retained Continental Stock Transfer and Trust Company to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for an estimated fee of $1,600 plus expenses. The Company will, upon request, reimburse brokers, banks and other nominees, for costs incurred by them in forwarding proxy material and the Annual Report to beneficial owners of Common Stock. In addition, directors, officers and regular employees of the Company and its subsidiaries, at no additional compensation, may solicit proxies by telephone, telegram or in person. All expenses in connection with soliciting management proxies for this year's Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy, are to be paid by the Company.

     The Company will provide without charge (except for exhibits) to any record or beneficial owner of its securities, on written request, a copy of the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission for the fiscal year ended September 30, 1998, including the financial statements and schedules thereto. Exhibits to said report will be provided upon payment of fees limited to the Company's reasonable expenses in furnishing such exhibits. Written requests should be directed to Investor Relations, 754 Williamson Street, Madison, Wisconsin 53703.

     In order to assure the presence of the necessary quorum at this year's Annual Meeting, and to save the Company the expense of further mailings, please date, sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of a proxy will not prevent a stockholder of record from voting in person at the meeting.

                                    By Order of the Board of Directors,



                                    Kenneth A. Minor
                                    Assistant Secretary

(1)  To elect one director to hold office    [_] FOR   [_] WITHOLD
     for a term of five years.

(2)  To ratify adoption of the 1995 Stock    [_] FOR   [_] AGAINST   [_] ABSTAIN
     Option Plan and the options granted
     thereunder.

(3)  To ratify adoption of the Non-Employee  [_] FOR   [_] AGAINST   [_] ABSTAIN
     Directors Stock Option Plan and the
     options granted thereunder.

(4)  To ratify appointment of Ernst &        [_] FOR   [_] AGAINST   [_] ABSTAIN
     Young LLP as independent auditors of
     the Company for the fiscal year ending
     September 30, 1999.

A vote for proposals 1, 2, 3 and 4 is recommended by the Board of Directors.


                             Please be sure to sign and date this Proxy.

                             Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

                             ---------------------------------------------------
                             Date:

                             ---------------------------------------------------
                             Stockholder sign here          co-owner sign here

                                 PLEASE VOTE, DATE, SIGN AND RETURN PROMPTLY
                                            IN ENCLOSED ENVELOPE.

This proxy when properly executed will be voted in the manner directed by the undersigned Stockholder(s). If no other indication is made, the proxies shall vote "For" proposals 1, 2, 3 and 4

--------------------------------------------------------------------------------


                              Sonic Foundry, Inc.

                 PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
               Annual Meeting of Stockholders -- March 10, 1999

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s)
R. Buinevicius and K. Minor, or each or any of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of stock of Sonic Foundry, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Stockholders of the Company and at any adjournment thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless those signing on the reverse side shall revoke this proxy in writing.